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                                                                   EXHIBIT 10.10


                      INTEGRATED HEALTHCARE SOLUTIONS, INC.
                            969 SOUTH OCEAN BOULEVARD
                           DELRAY BEACH, FLORIDA 33483



                             Dated as of May 1, 1996


Mr. Harvey J. Wilson
969 South Ocean Boulevard
Delray Beach, Florida 33483

Dear Harvey:

         The purpose of this letter is to confirm the following as the terms of your employment by Integrated Healthcare Solutions, Inc. (the "Company").

         1. Scope and Duties of Employment: The Company hereby employs you to serve as the Company's Chief Executive Officer during the term of this agreement. You shall have such responsibilities, perform such duties and exercise such power and authority as are inherent in or incident to such office subject to direction of the Company's Board of Directors (the "Board"). You shall devote substantially your full time and attention to the performance of your duties as an employee of the Company during normal business hours.

         2. Term: The term of your employment under this agreement shall be three (3) years, commencing on May 1, 1996 (the "Commencement Date") and continuing thereafter through and including May 1, 1999; provided, however, that your employment is subject to termination in accordance with Paragraph 5(c) hereof.

         3. Salary: Your initial salary shall be at the annual rate of $150,000 (the "Base Salary"). Payment to you of such Base Salary shall be deferred until such time as the Company has realized net income in accordance with generally accepted accounting principles consistently applied ("GAAP") for at least two consecutive fiscal quarters, and will be paid after such time in such installments as may be determined by the Board. After the Company has realized net income in accordance with GAAP for at least two consecutive fiscal quarters, your Base Salary shall be paid in the same manner and at the same time as other executive staff members of the Company are paid, and the Board will at that time and from time to time thereafter review the Base Salary and may, in its sole discretion, change your rate of compensation.

         4. Fringe Benefits: You shall be entitled to reimbursement for reasonable business expenses incurred in connection with your employment, including those incurred for travel and entertainment. You shall also be entitled to receive such benefits and to participate in such benefit plans to the extent generally provided or funded (whether fully or partially), from time to time by the Company to or for its senior executives including, without limitation, health and other medical benefits, disability income, life insurance, vacation pay, and the like (the "General Benefits").


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Mr. Harvey Wilson
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Dated as of May 1, 1996

         5.       Termination of Employment:

                  (a) Your Death: If your death shall occur at any time during the term of this agreement, then your employment by the Company shall automatically terminate on the date of your death. In such event, not more than ninety (90) days from and after the date of your death, the Company shall pay to your estate or heirs, as the case may be, an amount in cash equal to such of your Base Salary as shall have been earned and due to you, but not paid, as of the date of your death, but such obligation shall be deferred until the Company has met the income test set forth in the second sentence of Section 3, if such test has not been met by the time of your death. You shall also be paid such other amounts as may be determined by the Board of the Company consistent with the amount it pays to other senior executives upon death.

                  (b) Permanent Disability: If at any time during the term of this agreement you shall become permanently disabled (i.e. unable for a period of three consecutive months to perform your duties hereunder), then the Company may terminate your employment under this agreement upon ninety (90) days prior notice to you. In such event, you shall be entitled to such payments as may be determined by the Board of the Company consistent with the amount it pays to other senior executives upon permanent disability.

                  (c) Other: Your employment by the Company may be terminated by the Company for any cause or reason (other than your death or permanent disability, which are dealt with in preceding provisions), or without cause or reason, by the giving of notice as described in the last sentence of this paragraph. In the event that your employment with the Company shall be so terminated by the Company, you shall nevertheless be entitled to the continuation of your Base Salary and General Benefits for such period of months as determined by the Board, consistent with its policy for other senior executives, following the effective date of such termination, unless your employment shall be so terminated by the Company for cause (hereinafter defined) in which case you will not be entitled to any such continuation. For purposes hereof, "cause" shall mean your conviction of a crime involving fraud, embezzlement, misappropriation, dishonesty or breach of trust; a material breach or violation of any of your obligations under this agreement; a willing or knowing failure or refusal by you to perform any or all of your material duties and responsibilities under this agreement; or gross negligence or willful misconduct by you in the performance of your duties and responsibilities under this agreement. Your employment may be terminated pursuant to this subparagraph
(c) by notice given by the Company to you at least ninety (90) days prior to the effective date of such termination specified in such notice; provided that if the Company shall so terminate you for cause, such notice may provide for an immediate effective date.

         6. Non-Compete: During the term of your employment hereunder, you will not be or become, directly or indirectly, financially or otherwise, interested as a principal, agent, employee, officer, director, partner, stockholder, creditor or in any other capacity, in any other proprietorship, firm, partnership, corporation or other organization which competes in any material way with the Company. For three (3) years following your employment with the Company, you will not have any


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Mr. Harvey Wilson
Page 3
Dated as of May 1, 1996


such interest or otherwise engage in any activities which are indirectly or directly competitive with those in which the Company was engaged or had plans to be engaged upon the termination of your employment, nor shall you hire, or solicit or attempt to hire, any other employees of the Company. The foregoing shall not, however, prevent you from being holders of not more than 15% in the aggregate of the outstanding stock in any company.


         7.       Miscellaneous:

                  (a) Governing Law: This agreement shall be governed by and construed in accordance with the law of the State of Delaware, without application of any principles governing conflicts of laws.

                  (b) Entire Agreement: This Agreement constitutes the entire agreement between you and the Company, with respect to the subject matter hereof and supersedes all prior negotiations, agreements, understandings and arrangements, both oral and written, between you and the Company with respect to such subject matter. This agreement may not be modified in any way, except by a written instrument executed by each of you and the Company.

                  (c) Notices: Any and all notices required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or when deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, as follows:

                  If to the Company, to:   Integrated Healthcare Solutions, Inc.
                                           969 South Ocean Boulevard
                                           Delray Beach, Florida 33483
                                           Attn:  Board of Directors

                  If to you, to:           Mr. Harvey J. Wilson
                                           969 South Ocean Boulevard
                                           Delray Beach, Florida 33483

or to such other address as a party may from time to time give written notice of to the others, with a copy in each case sent by facsimile, Federal Express or other expedited means.

                  (d) Benefits; Binding Effect: This agreement shall be for the benefit of, and shall be binding upon, each of you and the Company and our respective heirs, personal representatives, legal representatives, successors and assigns; this agreement may not, however, be assigned by you.

                  (e) Severability: The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this agreement shall not affect the enforceability of the remaining portions of this agreement or any part hereof, all of which are inserted conditionally on


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Mr. Harvey Wilson
Page 4
Dated as of May 1, 1996


their being valid in law. In the event that any one or more of the words, phrases, sentences, clauses or sections contained in this agreement shall be declared invalid by a court of competent jurisdiction, then, in any such event, this agreement shall either be enforced to the extent law and valid under applicable law or construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.

                  (f) Waivers: The waiver by any party hereto of a breach or violation of any term or provision of this agreement by another party shall not operate nor be construed as a waiver of any subsequent breach or violation of any provision of this agreement nor of any other right or remedy.

                  (g) Section Headings: The section headings contained in this agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of any or all of the provisions of this agreement nor of any other right or remedy.

                  (h) Counterparts: This agreement may be executed in any number of counterparts and by the separate parties hereto in separate counterparts, each of which shall be deemed to constitute an original and all of which shall be deemed to be one and the same instrument.

         IN WITNESS WHEREOF, each of the parties has executed and delivered this agreement as of the date first above written.



                             INTEGRATED HEALTHCARE SOLUTIONS, INC.


                             /s/  Harvey J. Wilson
                             ---------------------------------
                             By:  Harvey J. Wilson
                             Its:  President



                             /s/  Harvey J. Wilson
                             ---------------------------------
                             Harvey J. Wilson